                                   EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              QUARTERS ENDED  SIX MONTHS ENDED
                                                  JUNE 30          JUNE 30
                                              --------------- -----------------
                                               1995    1994     1995     1994
                                              ------- ------- -------- --------
 EARNINGS
 --------
  1. Net income.............................  $   133 $    95 $    259 $    191
  2. Less: Preferred dividends..............        9      10       19       19
                                              ------- ------- -------- --------
  3. Net income applicable to primary
      earnings per common share.............      124      85      240      172
  4. Add: Interest expense on convertible
      debentures, net of tax................                1                 2
                                              ------- ------- -------- --------
  5. Net income applicable to fully diluted
      earnings per common share.............  $   124 $    86 $    240 $    174
                                              ======= ======= ======== ========
 SHARES (IN THOUSANDS)
 ------
  6. Weighted average number of common
      shares outstanding....................  111,369 106,619  109,335  106,410
  7. Incremental shares from assumed
      exercise of dilutive stock options as
      of the beginning of the period using
      the treasury stock method.............    1,564     637    1,605      615
  8. Incremental shares from assumed
      conversion of debentures at date of
      issuance..............................            4,030    1,778    4,030
                                              ------- ------- -------- --------
  9. Adjusted number of common shares.......  112,933 111,286  112,718  111,055
                                              ======= ======= ======== ========
 PER SHARE CALCULATION
 ---------------------
 10. Primary net income per common share
      (Item 3 / Item 6).....................  $  1.11 $   .80 $   2.19 $   1.62
 11. Fully diluted net income per common
      share (Item 5 / Item 9)...............  $  1.10 $   .77 $   2.14 $   1.56

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Note--
Income per common share before extraordinary items, net of tax, on both a primary and fully diluted basis for the six months ended June 30, 1994 is computed by adding $7 million to the numerator.